Exhibit 2

Joint Filing Agreement

This Schedule 13D (the “Statement”) is filed on behalf of each of the following reporting parties: Moses Marx and Momar Corporation (individually, a “Reporting Party” and collectively, “Reporting Parties”). Each Reporting Party hereby agrees and consents to the joint filing of the Statement on behalf of each Reporting Party pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. Each Reporting Party represents that he or it, as the case may be, is eligible to file the Statement. Each Reporting Party understands that he or it, as the case may be, is responsible for the timely filing of the Statement and any amendments thereto and for the completeness and accuracy of the information concerning such Reporting Party contained in the Statement; each Reporting Party understands that he or it, as the case may be, is not responsible for the completeness or accuracy of the information concerning the other Reporting Party making this filing unless such Reporting Party knows or has reason to believe that such information is inaccurate. The Statement and this Joint Filing Agreement may be executed in more than one counterpart.

Date:	5/2/17	/s/ Moses Marx
MOSES MARX

Date:	5/2/17	MOMAR CORPORATION

		By:	/s/ Moses Marx
		Name:	Moses Marx
		Title:	President

Date:	5/2/17	MARNEU HOLDING COMPANY

		By:	/s/ Philippe D. Katz
		Name:	Philippe D. Katz
		Title:	Partner

Date:	5/2/17	UNITED EQUITIES COMMODITIES COMPANY

		By:	/s/ Philippe D. Katz
		Name:	Philippe D. Katz
		Title:	Partner

Date:	5/2/17	111 JOHN REALTY CORP.

		By:	/s/ Philippe D. Katz
		Name:	Philippe D. Katz
		Title:	Secretary

Date:	5/2/17	K.F. INVESTORS LLC

		By:	/s/ Philippe D. Katz
		Name:	Philippe D. Katz
		Title:	Manager